CONSENT OF INDEPENDENT AUDITOR
We hereby consent to the use in this Annual Report on Form 1-K of Jamestown Invest 1, LLC and Subsidiaries for the year ended December 31, 2025 of our report dated April 30, 2026, relating to the consolidated financial statements of Jamestown Invest 1, LLC and Subsidiaries as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024.
/s/ Moore Colson & Company

Atlanta, Georgia
April 30, 2026
moorecolson.com
information@moorecolson.com
770.989.0028